UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

New Mountain Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	27-2978010
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

787 Seventh Avenue, 48th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share 5.75% Notes due 2023	The NASDAQ Stock Market LLC The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with New Mountain Finance Corporation’s, a Delaware corporation (the “Registrant”), transfer of the listing of its shares of common stock, par value $0.01 per share (the “Common Stock”), and its 5.75% Notes due 2023 (the “Notes”), from the New York Stock Exchange (the “NYSE”) to The Nasdaq Global Select Market (the “NASDAQ”).

The Common Stock and the Notes are expected to be listed on the NASDAQ and to trade thereon on or around September 14, 2020 under the trading symbols “NMFC” and “NMFCL”, respectively. The Registrant is voluntarily delisting the Common Stock and the Notes from the NYSE as of the close of business on September 11, 2020.

The following summaries are descriptions of the Common Stock and the Notes.

Common Stock

The description of the Common Stock is incorporated herein by reference to the information set forth under the caption “Description of Capital Stock” in the Registrant’s Registration Statement on Form N-2 (File No. 333-238554) as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 21, 2020 (the “2020 Registration Statement”). Any form of prospectus or prospectus supplement to the 2020 Registration Statement that includes such description and that are subsequently filed are also incorporated by reference.

Notes

For a description of the Notes, reference is made to (i) the information set forth under the heading “Description of Debt Securities” in the Registrant’s prospectus included in Pre-Effective Amendment No. 2 to its Registration Statement on Form N-2 (Registration No. 333-218040), as filed with the SEC on July 12, 2018 under the Securities Act (the “2018 Registration Statement”), and (ii) the information set forth under the headings “Specific Terms of The Notes and the Offering” and “Description of the Notes” in the Registrant’s prospectus supplement dated September 20, 2018, as filed with the SEC on September 21, 2018 pursuant to Rule 497 under the Securities Act. The foregoing descriptions are incorporated herein by reference. Any form of prospectus or prospectus supplement to the 2018 Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated herein by reference.

Item 2.	Exhibits.

Pursuant to the Instructions as to exhibits for registration statements on Form 8-A, the documents listed below are filed as exhibits to this Registration Statement:

Number	Exhibit

3.1	Amended and Restated Certificate of Incorporation of New Mountain Finance Corporation (filed previously in connection with New Mountain Finance Corporation's quarterly report on Form 10-Q filed on August 11, 2011)
3.2	Certificate of Change of Registered Agent and/or Registered Office of New Mountain Finance Corporation (filed previously in connection with New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation report on Form 8-K filed on August 25, 2011)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of New Mountain Finance Corporation (filed previously in connection with New Mountain Finance Corporation's report on Form 8-K filed on April 3, 2019)
3.4	Amended and Restated Bylaws of New Mountain Finance Corporation (filed previously in connection with New Mountain Finance Corporation's quarterly report on Form 10-Q filed on August 11, 2011)
4.1	Form of Stock Certificate of New Mountain Finance Corporation (filed previously in connection with New Mountain Finance Holdings, L.L.C.’s registration statement on Form N-2 Pre-Effective Amendment No. 3 (File Nos. 333-168280 and 333-172503) filed on May 9, 2011)
4.2	Indenture by and between New Mountain Finance Corporation, as Issuer, and U.S. Bank National Association, as Trustee, dated August 20, 2018 (filed previously in connection with Post-Effective Amendment No. 3 to New Mountain Finance Corporation’s registration statement on Form N-2 (File No. 333-218040) filed on August 20, 2018)
4.3	Second Supplemental Indenture by and between New Mountain Finance Corporation, as Issuer, and U.S. Bank National Association, as Trustee, dated September 25, 2018 (filed previously in connection with Post-Effective Amendment No. 4 to New Mountain Finance Corporation’s registration statement on Form N-2 (File No. 333-218040) filed on September 25, 2018)
4.4	Form of Global Note with respect to the 5.75% Notes due 2023 (Incorporated by reference to Exhibit 4.3 hereto, and Exhibit A therein)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 11, 2020	New Mountain Finance Corporation

	By:	/s/ Robert A. Hamwee
Robert A. Hamwee
Chief Executive Officer